                                                                  EXHIBIT 10.222

                              SALES AGREEMENT AND
                           JOINT ESCROW INSTRUCTIONS

     THIS PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS made this 4th day of February, 2003, by and between Ready Mix, Inc. (hereinafter "Seller") and Conde Del Mar Properties, LLC and/or nominee/assignee (hereinafter "Purchaser") (the "Agreement"). This Agreement constitutes both and Agreement between Purchaser and Seller and joint escrow instructions to First American Title Company of Nevada ("Escrow Agent"), Carol Dvorak ("Escrow Officer"), with respect to the transactions contemplated hereby.

                                  WITNESSETH:

     For and in consideration of the mutual covenants and conditions herein contained, Seller and Purchaser agree as follows:

     1. Property. Seller agrees to sell and convey, and Purchaser agrees to purchase and pay for the following, all of which is referred to this Agreement and the "Property":

     That certain property describes as and approximate 12.23 net acre parcel commonly known as APN 139-17-601-004 located within Las Vegas in Clark County, Nevada (the "Property"), shown on the attached Exhibit "A" and incorporated herein by reference. Exact legal description to be provided in escrow.

     2. Purchase Price. The total purchase price of the Property shall be he amount of One Million Dollars and no/100's ($1,000,000.00)("Purchase Price") payable in cash at closing (as hereinafter defined). At the Closing, the Deposit (as hereinafter defined) shall be applied to payment to the Purchase Price.

     3. Deposit. Within three (3) days after execution of this Agreement by Seller, Purchaser shall deliver a deposit (the "Deposit") in the amount of Ten Thousand and no/100's ($10,000.00) in cash, personal check or cashier's check payable to Escrow Agent, or other readily available funds, which Deposit shall be deposited into an interest bearing account and held in escrow by Escrow Agent during the pendency of this Agreement.

     4. Feasibility Period and Contingency. For a period of sixty (60) days after the Effective Date ("Feasibility Period"), Purchaser shall be, at Purchaser's sole cost and expense, entitled to inspect the Property, to conduct such tests, surveys, analysis and feasibility studies of the Property as Purchaser deems necessary, and to meet with governmental entities regarding the feasibility of Purchaser's intended use of the Property. Without limiting the generality of the foregoing, Purchaser (and persons authorized by Purchaser) shall have the right and authority to go upon the Property, from time to time on one or more occasions, for feasibility determinations including, without limitation (1) determining the adequacy of access, zoning and other restrictions on the use of the property; (2) performing environmental, soils and subsoil tests, engineering the drainage studies; (3) obtain Governmental approval related to preliminary designs (including, but not limited to, site plan, landscaping, and building elevations); and (4) obtain any necessary entitlement and/or permits an determining the adequacy of all utilities (including, without limitation, water, sanitary sewer, electricity, gas telephone, air conditioning) to provide such quantities, pressures and capacities as are necessary to use the Property in accordance with Purchaser's intended use.

     Seller agrees to cooperate with Purchaser in connection with the tests, investigation, governmental approvals, and inspection of the Property, and Seller agrees to furnish Purchaser within ten (10) days after the Effective Date of this Agreement, copies of any and all surveys, flood certification letter, test reports, engineering studies, an all other documents and materials in Seller's possession relating to the Property that may be necessary or appropriate to complete such investigation and inspection. If the Purchaser determines, in Purchaser's sole judgment that the Property is not suitable,
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Purchaser shall notify Seller and Escrow Agent in writing on or before expiration of the Feasibility Period and upon such notice this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser, and neither Purchaser nor Seller shall have any further obligations hereunder. Subject to the terms of this agreement, should Purchaser fail to give such notice on or before the expiration of the Feasibility Period, or if Purchaser notifies
Seller that the Property is suitable for the purposes contemplated hereby, Purchaser's right to object pursuant to this Section 4 shall be waived and of no further force on effect, Purchaser shall deposit the additional sum of Fifteen Thousand dollars ($15,000.00) for a total Deposit of Twenty-five Thousand ($25,000.00), and the Escrow Agent shall consider the total Deposit to be nonrefundable to Purchaser upon deposit thereof. Purchaser shall promptly repair and restore the Property to its original condition existing prior to entry or inspection by Purchaser. Purchaser shall indemnify, hold harmless and defend Seller and Seller's affiliates, partners, agents and employees from any and all liability, loss, cost, damage or expense (including attorney's fees), of whatsoever nature relating to or in connection with any injury to persons or damage to property, where such injury or damage arises from or relates to the entry upon, occupation, use or inspection of the Property by Purchaser, its agents, officers or employees. Notwithstanding anything to the contrary herein, Purchaser's duty of indemnification under this Section 4 shall survive any termination of this Agreement or the transfer of title as provided herein.

     5.   Title Insurance

          a. Title Report and Commitment. Within five (5) days after the Effective Date of this Agreement, Seller shall deliver or cause to be delivered to Purchaser a preliminary title report and commitment covering the Property issued by First American Title, together with copies of all documents referred to in such preliminary title report, if it is anticipated that said documents shall be a Permitted Exception effecting the Property after closing, (the preliminary title report and such documents are referred to collectively as "Title Report").

          b. Review of Title Reports. Purchasers shall have fifteen (15) days from Purchaser's receipt of the Title Report and Commitment in which to examine the Title Report and Commitment and to specify to Seller those items in the Title Report and Commitment which Purchaser will accept as permitted exceptions to title ("Permitted Exceptions"), and those items which Purchaser reasonably finds objectionable ("Title Objections"). If Purchaser does not deliver to Seller a written notice specifying those items which are Permitted Exceptions and those items which are Title Objections within the above-stated fifteen (15) day period, then all of the items reflected on the Title Report and Commitment shall be considered to be Permitted Exceptions.

          c. Uncorrected Title Objections. If Seller, in Seller's discretion, elects not to cause the Title Objections to be corrected or removed on or prior to Closing, Purchaser may within five (5) days of Purchaser's receipt of Seller's election not to correct said objections (1) and, except as provided otherwise hereunder both parties shall be released from all further obligations under this Agreement and Escrow Agent shall return the Deposit, or (2) elect to purchase the Property subject to any Title Objections not so corrected or removed.

     6.   Condition of Property Purchased.   Seller shall indemnify, defend, and
hold Purchaser and Purchaser's affiliates, agents, and partners, harmless from and against any and all construction liens filed in connection with any work or improvements unless such liens arise as a result of the act of Purchaser and/or Purchaser's affiliates, agents, and partners. Other than as provided for herein, Purchaser is buying the Property in an "as is" condition.

     7.   Closing

          a.   Date and Place.     The Closing of the sale of the Property by
Seller to Purchaser (the "Closing") shall occur no later than fifteen (15) days from the end of the Feasibility Period. The Closing shall occur in the offices of Escrow Agent.


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
          b.   Seller's Obligations at Closing.   At the Closing, Seller shall
deliver, or cause to be delivered, to Purchaser the following:

               (1) Grant Bargain and Sale Deed. Seller shall execute and deliver to Escrow Agent for recording a Grant, Bargain and Sale Deed in form and substance reasonably satisfactory to Purchaser, fully executed and acknowledged by Seller, conveying the Property to Purchaser.

               (2) Title Insurance Policy. Seller shall cause the Escrow Agency to issue and deliver to Purchaser a CLTA standard coverage owner's policy of title insurance ("Owner's Title Policy"), consistent with the Title Commitment as reviewed and approved by Purchaser, in the amount of the Purchase Price, insuring that Purchaser is owner of the Property subject only to such matters as approved by Purchaser. Purchaser shall have the right, at Purchaser's sole cost and expense, to upgrade the Title Insurance Policy to an ALTA form B-1970 (Rev. 10-17-70) extended coverage owner's policy and to obtain any endorsements required by Purchaser. It shall be a condition precedent to Purchaser's obligation to purchase the Property that the Title Company can and will issue the Title Insurance Policy at the Closing.

               (3) Other Instruments. Seller shall execute and deliver such other documents as are customarily executed in the State of Nevada in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments including an Assignment of the Lease reasonably acceptable to Purchaser that may reasonably be required by the Escrow Agent. Additionally, Seller shall deliver the builder's warranty and any extended warranties in accordance with Section 6 herein.

               (4)  Possession.    Seller shall deliver possession of the
Property to Purchaser at Closing.

          c.   Purchaser's Obligations at Closing.

               (1)  Payment of Purchase Price.    At the Closing, Purchaser
shall pay the Purchase Price in cash (or by Certified Check, Cashier's Check, wire transfer of funds into escrow all of which shall constitute "cash" for purpose of this Agreement), less the amount of the Deposit, to be paid to Seller at the Closing, and subject to any adjustments for prorations and other credits provided for in this Agreement.

               (2) Other Instruments. Purchaser shall execute and deliver such other documents as are customarily executed in the State of Nevada in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may reasonably by required by the Escrow Agent.

               (3)  Purchaser's obligations at Closing as provided for in this
Section 7.c. are subject to the satisfactory completion of (i) the Feasibility Period as set forth in Section 4 herein, and (ii) the performance by Seller of its obligations under Section 7.b. herein.

          d.   Prorations.    All real estate taxes relating to the Property
for the year of the Closing shall be prorated as of the date of Closing between Seller and Purchaser. If the amount of taxes for that year are not known at the time of Closing, the prorations shall be based on an estimate of the taxes for the year of Closing, and when the tax information becomes available, Seller or Purchaser may request and obtain reimbursement from the other party for any excess amount charged to that party at the Closing. Likewise, any other amounts normally prorated between Seller and Purchaser, if any, shall be prorated between Seller and Purchaser as of the date of Closing. This Section 7.d. shall survive the Closing.


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
          e. Closing Cost. Seller and Purchaser each agree to pay the following costs at the Closing:

               (1)  Paid by Seller.     Seller agrees to pay the cost of
preparing the Grant, Bargain and Sale Deed; the preliminary title report and commitment, the premium for the Title Insurance Policy; real property transfer taxes or documentation taxes; the cost of preparing and recording any releases and other documents necessary to convey the Property in accordance with this Agreement; one-half (1/2) of any escrow or closing fee charged by the Escrow Agent; Seller's attorney's fees and costs as provided for herein.

               (2) Paid by Purchaser. Purchaser agrees to pay the recording fee for the Grant, Bargain and Sale Deed; one-half (1/2) of any escrow or closing fee charged by the Escrow Agent; Purchaser's attorney's fees and Costs as provided for herein.

     8. Default. In the event that Seller is ready willing and able to convey the Property in accordance with the Agreement and Purchaser is obligated under the terms of this Agreement to consummate the transaction evidenced by this Agreement but fails to consummate this Agreement and take title, the parties hereto recognize and agree that the damages Seller will sustain will be difficult to ascertain. Therefor, the parties agree that in the event of Purchaser's default and in lieu of all other remedies Seller may have at law or equity, shall be entitled to receive and retain the Deposit as liquidated damages for Purchaser's failure to close in complete settlement of any and all claims Seller may have against Purchaser. If Closing is not concluded through no fault or Purchaser, Purchaser, at it's option, may (i) elect to enforce the terms of this Agreement by action for specific performance, and/or exercise any other right or remedy available to it at law or in equity, or (ii) terminate this Agreement by notice to Seller and Escrow Agent, whereby Escrow Agent shall act in accordance with this Agreement and return the Deposit, plus any earned interest thereon, to Purchaser. Upon any termination under (ii) above, the parties shall have no further rights and/or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive expiration or termination of this Agreement.

     9.   Seller's Representations and Warranties.
          (a) Seller has not received notice that the Property is in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code ordinance, statute, regulation, or requirement or any governmental authority having jurisdiction thereof.

          (b) Seller has not received notice of a claim, request for information, demand or notification that it is or may be a potentially responsible party in any action, proceeding or site clean-up commenced pursuant to any applicable Environmental Laws.

          (c) To Seller's knowledge, there is no litigation or claim, pending or threatened, against or involving the Property, and there are no facts or circumstances known to Seller which could give rise to any such claim or litigation.

          (d) To Seller's knowledge (i) there are no toxic or hazardous substances, wastes, or materials of any kind, as may be regulated by any applicable federal, state, or local law, rule or regulation, and Seller has not and will not cause or knowingly permit the same, (ii) there are no Hazardous Substances of any kind that have been accumulated on the Property in violation of any applicable governmental law, rule, or regulation or buried on the Property, and (iii) neither the Property nor any part thereof are contaminated by Hazardous Substances, including, but not limited to petroleum products, asbestos, toxins, or toxic material.


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
                    (e) From the Effective Date of this Agreement until Closing, Seller will neither do, commit, or suffer to be done any act or thing which would adversely affect Seller's present title to the Property.

                    (f) Seller has taken or, prior to Closing, will take all requisite actions necessary to approve, execute, deliver and perform this Agreement and each and every agreement and document delivered by Seller in connection herewith. This Agreement and each and every other agreement and document delivered by Seller in connection herewith have been duly executed and delivered by Seller and constitute the binding obligations of Seller enforceable in accordance with their respective terms and will not violate any other contractual obligations of Seller.

               10. Purchaser's Representations and Warranties. Purchaser has taken or, prior to Closing, will take all requisite actions necessary to approve, execute, deliver and perform this Agreement and each and every agreement and document delivered by Purchaser in connection herewith. This Agreement and each and every other agreement and document delivered by Purchaser in connection herewith have been duly executed and delivered by Purchaser and constitute the binding obligations of Purchaser enforceable in accordance with their respective terms and will not violate any other contractual obligations of Purchaser.

               11. Brokers. Seller shall pay a real estate broker's commission payable to Colliers International ("Purchaser's Agent") in connection with the sale of the Property in the amount of five percent (5%) of the Purchase Price upon closing thereof. Purchaser and Seller agree to indemnify and hold harmless one another from all loss, damage, cost, expense and liability relating to any claim for a commission by any other person or entity with respect to this transaction, claiming by, through or under one another. Seller and Purchaser represent and warrant that no other broker(s), other than the above named, have been involved in this transaction and no other broker(s), other than the above named, are entitled to a commission.

               12.  Section 1031 Exchange.

                       a) Purchaser hereby agrees to cooperate with Seller in a
                          tax-deferred exchange should Seller so elect. Seller hereby agrees to pay any and all costs, taxes, assessments and/or liability that may be proximately caused by such tax-deferred exchange. In the event Seller affects a tax-deferred exchange, such exchange shall not otherwise delay the Closing nor shall Purchaser be required to take title to any property so as to accommodate Seller's exchange.

                       b) Seller hereby agrees to cooperate with Purchaser in a
                          tax-deferred exchange should Purchaser so elect. Purchaser hereby agrees to pay any and all costs, taxes, assessments and/or liability that may be proximately caused by such tax-deferred exchange. Should Purchaser elect to affect a tax-deferred exchange, such exchange shall not otherwise delay the close of escrow nor shall Seller by required to take title to any property so as to accommodate Purchaser's exchange.

               13.  Eminent Domain.     To the best of Seller's knowledge there
     is no pending or threatened proceeding in eminent domain. In the event of any threatened, contemplated, commenced or consummated proceeding in eminent domain (notice of which shall be given promptly to Purchaser by Seller) respecting any portion of the Property such that the balance thereof would not be sufficient to be utilized for Purchaser's purpose in Purchaser's sole and absolute discretion, Purchaser may, at its option, by written notice to Seller given within fifteen (15) days after Purchaser is notified of such actual or possible proceedings: (i) unilaterally terminate this Agreement, whereupon the Deposit, with earnings thereon, or (ii) elect to continue this Agreement and close the purchase of the Property without any right


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
to deduction or set-off, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award. In the event less than fifteen (15) days exist at the time of such notice from Seller until the scheduled date of the Closing, the Closing shall, at Purchaser's option, be extended by as many days as is necessary to allow Purchaser such full fifteen (15) day review period. All negotiations and discussions with the condemning authority shall be conducted by Seller only, and Purchaser shall not independently contact or negotiate with condemning authority.

     14.  Miscellaneous

          a. No Assignment. Neither this Agreement nor any of Purchaser's rights hereunder may be assigned or transferred by Purchaser to non affiliated party without the prior written consent of Seller, said consent may not be unreasonably withheld.

          b.   Notices.

                    (1) Any and all notices and demands by any party hereto to any other party or Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if personally delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries. Service shall be conclusively deemed made upon receipt if personally delivered or, if delivered by mail, facsimile, or delivery service, on the first business day delivery is attempted or upon receipt, whichever is sooner.

                    (2) Any notice or demand to Seller shall be addressed to Seller at:

                                 Robert Morris
                                Ready Mix, Inc.
                         3430 East Flamingo, Suite 100
                            Las Vegas, Nevada 89121
                             Telephone 702-433-2090
                             Facsimile 702-433-0189

                    (3) Any notice or demand to Purchaser shall be addressed to
                        Purchaser at:

                                  Steve Groat
             Conde Del Mar Properties, LLC and/or nominee/assignee
                         149 North Gibson Road, Suite N
                            Henderson, Nevada 89014
                            Telephone (702) 856-3235
                            Facsimile (702) 556-9184

                    (4) Any notice or demand to Purchaser's Agent shall be addressed to Broker at:

                         Michael G. DeLew/Ashley Ziehm
                             Colliers International
                     3960 Howard Hughes Parkway, Suite 150
                            Las Vegas, Nevada 89109
                             Telephone 702-735-5700
                             Facsimile 702-939-5080
                             ("Purchaser's Agent")

                                      and

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
                    (5) Any notice or demand to Escrow Agent shall be addressed to Escrow Agent at:

                          First American Title Company
                                c/o Carol Dvorak
                     3960 Howard Hughes parkway, Suite 630
                              Las Vegas, NV 89109
                            Telephone (702) 732-3278
                            Facsimile (702) 732-8514

                    (6) The parties and Escrow Agent may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

          c. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns.

          d.   Severability   If any of the terms and conditions hereof shall
for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof thereafter shall be construed as if such invalid, illegal, or unenforceable terms or conditions had never been contained herein.

          e.   Entire Agreement.   The terms and conditions hereof relating to
the subject matter described herein (i) constitute the entire agreement and understanding between the Seller and the Purchaser, (ii) supersede all prior agreements, and understandings, written or oral, between the Purchaser and the Seller, and (iii) may not be modified or amended except by an instrument mutually executed and delivered by the Seller and the Purchaser.

          f.   Time.     Time is of the essence to the performance of any
provisions of this Agreement. If the date for performance of any provisions of any provisions of the Agreement is a Saturday, Sunday, or banking holiday (in the State of Nevada), the date for performance shall be extended until the next day that is not a Saturday, Sunday or banking holiday.

          g.   Interpretation.     Words of any gender used in this Agreement
shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

          h.   Waiver.   Either the Purchaser or the Seller may specifically
waive any breach of the terms and conditions hereof by the other party, but no waiver specified in this Section shall constitute a continuing waiver of similar or other breaches of the terms and conditions hereof. No waiver shall be effective unless executed in writing by the party against who the waiver is asserted. All remedies, rights, undertaking, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.

          i.   Attorney's Fees.    Should either the Purchaser, the Seller, or
the Broker employ and attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title, or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable cost, damages, and expenses, including attorneys' fees, expended or incurred by the prevailing party.

          j. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Nevada. The exclusive venue of any action or proceeding arising out of or in connection with this Agreement shall be Clark County, Nevada.

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
Each party hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada, and to the service of process in accordance with the laws of the State of Nevada and any rules applicable to any such court.

           k. Headings. The headings herein are for reference purposes only and shall not affect the meaning or interpretation of the terms and conditions hereof.

           l. Effective Date. The Effective Date of this Agreement shall be the date that this Agreement is executed by both Purchaser and Seller.

           m. Non-Exclusive Purchase Agreement. At all times after the Effective Date hereof and until the expiration of the Feasibility Period, Seller shall be entitled to market the Property for sale, both directly and through its agents, and to accept "Back up" offers from other persons or entities for the purchase of the Property; provided, however that nothing in this Section 14.m. shall alter or amend the rights and obligations of Purchaser or Seller under this Agreement.

           n. Construction. Both parties hereto have participated in the construction of this Agreement and any ambiguities shall not be interpreted against either party as being the constructing party.

           o. Expiration of Agreement. Unless mutually executed by both parties on or before 5:00 p.m. February 11 2003, this Agreement shall expire and be of no further force or effect and neither party hereto shall be under any obligation to the other.

           p. Counterparts. This Agreement may be executed in counterpart. Each counterpart of this Agreement shall constitute an original, and all such counterparts taken together shall constitute one and the same agreement.




         Executed by Purchaser on the 4th day of February 2003.

                          PURCHASER: Conde Del Mar Properties, LLC and/or nominee/Assignee


                          By: /s/ Steve Groat
                              ----------------------
                                  Steve Groat

                          It's:  Managing Member
                               ---------------------




         Executed by Seller on the_____________ day of February 2003.

                          Seller:  Ready Mix, Inc.


                          By: ____________________


                          It's:  President
                               -------------------



 This agreement and any attached addendum, rider, or exhibit have been prepared for submission to your attorney for his/her approval. No representation or recommendation is made by Colliers International or its agents or employees as to the legal sufficiency, legal effect, or tax consequences of this agreement or the transaction relating thereto.


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